Exhibit 10.40

[BGC Letterhead]

PRIVATE & CONFIDENTIAL

TO BE OPENED BY ADDRESSEE ONLY

Our Ref: KB/SW

Sean Windeatt

13 Prince Edward Mansions

Moscow Road

Bayswater

London

W2 2WA

15th February 2005

Dear Sean,

The terms of your employment are with BGC International (the “Company”) and are set out below and in the attached standard terms and conditions. The terms in clause 4 herein are offered to you in confidence and shall not be disclosed (without the Company’s consent) by you to any third party.

1.	Commencement of Employment

This Agreement will be deemed to have commenced on 1st January 2005 (the “Commencement Date”). Your employment is for an initial fixed term of five years from the Commencement Date and thereafter shall continue unless terminated in accordance with clause 6. Your continuous period of employment commenced on 14th July 1997.

2.	Place and Hours of Work

(a) You will work for the Company or on secondment with an Associated Company (as defined in clause 1.1 of your terms and conditions) in the London offices of the Company.

(b) Your normal hours of work will be 8.00 am to 6.00 pm on Monday to Friday.

3.	Job Title

You will be employed as a Business Manager.

4.	Salary

You will be paid a salary of £125,000 per annum.

5.	Benefits

In addition to your monetary remuneration, you may be eligible to participate in the benefits schemes set out in clause 3 of the terms and conditions.

6.	Notice of Termination

Your employment may be terminated by either party giving to the other not less than three months written notice, expiring on or at any time after the expiration of the initial fixed term.

7.	Governing Law

This Agreement shall be governed by and construed in accordance with English Law. The parties submit to the exclusive jurisdiction of the English Courts as regards any claim or matter arising out of or in connection with this Agreement.

This letter together with the attached standard terms and conditions will constitute a contract between you and the Company save that it shall not be binding and enforceable unless or until executed by the representative of the Company set out below. Please sign and return both the enclosed copies of this letter and the attached terms and conditions as confirmation that you have received and accepted these. One copy of the letter will be returned to you after signature on behalf of the Company and the other copy will be placed on your Personnel file.

Yours sincerely,

BGC INTERNATIONAL

/s/ Shaun D. Lynn	/s/ Sean A. Windeat
SHAUN LYNN	SEAN WINDEATT
PRESIDENT

21/3/05	21/2/05
DATE	DATE

TERMS AND CONDITIONS

OF BGC INTERNATIONAL

1.	Employer

1.1	Your employer is BGC International (the “Company”). Where your employment contract and these terms and conditions refer to “Associated Company” this means any company, partnership or other entity controlled by, or controlling, or in common control with, the Company or its parent. A person, company, partnership or other entity shall be deemed to control another person, company, partnership or other entity if the former person, company, partnership or other entity possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other person, company, partnership or other entity whether through the ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise.

2.	Your Obligations, Duties and Hours of Work

2.1	You are required to well and faithfully serve the Company and to use your best endeavours at all times to promote and develop the Company’s business and reputation and to act in the best interests of the Company.

2.2	In view of your position and the nature of the Company’s business you will be expected and required to work outside the normal hours of work dependent upon market conditions and other factors inherent in the business. In accordance with Regulation 5 of the Working Time Regulations you agree that Regulation 4(1) of the Working Time Regulations shall not apply to your employment with the Company. At any time during your employment you or the Company may give three months’ notice in writing that this paragraph shall cease to apply with effect from the expiry of the said three months’ notice.

2.3	You must devote the whole of your working time to the business of the Company or to any other Associated Company to which you are assigned to perform duties. For this reason, during your employment, you are not permitted, without the written consent of the Company, to have an interest in any other company, business or enterprise (whether as an employee, contractor, partner, consultant, agent, shareholder or otherwise). You may, however, acquire or own, without disclosure, by way of investment only, less than 1% of the outstanding securities of any class of any corporation that is listed on a recognised stock exchange or traded in the over-the-counter market.

2.4	You agree to comply with such reasonable instructions as the Company (or any Associated Company) may give from time to time including in relation to its discretion to allocate customers, to reimburse or set limits on expenses and to require you to comply with by rules and procedures affecting your employment which the Company may from time to time lawfully and properly introduce, including the provision of the Company’s Employee handbook. The Company will, where practicable, give you four weeks’ notice of any new rules or procedures affecting you.

2.5	You agree to comply with any substance misuse policies of any Exchange or financial services regulator of which the Company is a member.

2.6	You must maintain the highest standards of honesty and fair dealing in your work for the Company. Great importance is attached to the observance of the Company’s policies and procedures, particularly the Compliance Manual, and the common law, regulations or codes or principles made pursuant to the Banking Act or the Financial Services Act and/or the Bank of England or any of the Self Regulating Organisations (SROs) including The Financial Services Authority. You acknowledge that any serious or substantial breach of any of these obligations will be regarded as gross misconduct and is likely to result in your summary dismissal.

2.7	In order to retain and enhance the Company’s standing and integrity at the forefront of the business community in the United Kingdom and internationally, your conduct in dealings with members of the public and customers of the Company must be totally professional.

2.8	You are required to have and maintain a high level of product and market knowledge so that you are capable of providing a professional and profitable service to the Company’s clients. You must use reasonable endeavours to raise the profile of the Company (including increasing the Company’s client base) and to improve relationships with the Company’s existing clients, including entertaining and making personal contact with existing and potential new customers (within the guidelines set down by the Company from time to time) in order to fulfil your duties.

3.	Benefits

You will be notified separately of your eligibility for benefits such as health insurance and permanent health insurance. Your eligibility for such schemes is subject to the terms and rules of the scheme prevailing from time to time. In particular (but without limitation) you must provide your full co-operation in connection with any claim made on your behalf under such a scheme(s) and you are at all times responsible for providing any medical evidence that may be required by the insurers. Should the insurers refuse your claim, the Company will be under no further obligation to pay any remuneration or provide other benefit to you and you expressly waive any express or implied term to the contrary. The Company reserves the right to vary, and/or replace any health insurance and/or permanent health insurance scheme(s) from time to time at its absolute discretion.

4.	Pension

Save as required by law in connection with a stakeholder pension, there is no Company pension. Accordingly, there is no contracting-out certificate in force in relation to your employment and unless you make private pension arrangements, you must contribute to the State Earnings Related Pension Scheme.

5.	Expenses and Deductions

5.1	You will be entitled to the reimbursement of all reasonable expenses incurred in the proper performance of your duties in compliance with the Company’s policies and practices provided that you complete the Company’s expenses claim form to its satisfaction and submit satisfactory supporting evidence. The Company reserves in its sole discretion the right not to reimburse expenses incurred within 30 days of your giving notice, or purported notice, to resign or terminate your employment.

5.2	If at any time during your employment you have liabilities to the Company, or any Associated Company, whether under your employment contract or otherwise, either actual or contingent (where there is a likelihood that a future liability will occur), including but not limited to loans, advances, relocation expenses or excess holiday payments, it is specifically agreed that the Company may deduct the sum or sums in respect of such liabilities from time to time owed to it from any payment otherwise due to you from the Company howsoever arising including your final pay. If a likely future liability does not occur any money deducted on account thereof shall be released as soon as reasonably practicable.

5.3	The Company may reduce or make deductions from your remuneration with respect to unauthorised non-attendance at work for all or part of any working day. Where you fail to be present for work for two or more days without authorization or good reason, you may be subject to disciplinary action, including dismissal.

5.4	The Company will deduct from your salary or other payments due to you such sums as shall be necessary to satisfy income tax or national insurance contributions arising out of your employment with the Company or any Associated Company.

6.	Holiday Leave

6.1	Save as otherwise agreed with the Company, you are entitled, in addition to bank and statutory holidays (which the Company recognises), to 20 working days paid holiday in each complete holiday year. The holiday year runs from 1 January to 31 December. Holiday must be taken at times agreed with the person designated by the Company for this purpose and may not be carried forward from one calendar year to the next.

6.2	You agree that the Company may require you to work on all or any bank and/or public holidays in order to fulfil the requirements of your position. If your employment commences or terminates part way through the holiday year, your entitlement to holiday during that year will be assessed on a pro rata basis and for the purposes of this clause holiday accrues at the rate of 1.66 days per month.

6.3	The Company reserves the right during any period of notice of termination of your employment, or during any period in which the Company does not require you to perform your duties during your employment, to require you to take any accrued holiday leave.

6.4

Upon termination of your employment, you will not be entitled to be paid in lieu of holiday leave accrued to you but untaken in excess of your entitlement to annual leave under the Working Time Regulations, namely 1.66 days per month. For the purposes of this paragraph, any payment in lieu will be at the rate of 1/260ths of your annual fixed draw per day. In any holiday year, the Company may deduct any holiday leave taken in excess of your entitlement accruing from your salary at the rate of 1/260 ths per day by which your entitlement is exceeded.

7.	Sickness

7.1	If you are ill and unable to come to work you must ensure that the President (or his designate) is informed of your absence at the earliest opportunity, and in any event no later than three hours after your regular start time. You must advise how you may be contacted while you are not in the office. If you cannot call, you must arrange for someone else to do this. Failure to notify the Company of any absence, without good reason, will be treated as unauthorised absence and may lead to disciplinary action, including dismissal, and/or deductions being made from or non payment of your remuneration. You are responsible for ensuring that the Company is kept fully informed on a day to day basis about your condition and in particular your likely date of return to work.

7.2	You will be entitled to statutory sick pay provided you comply with the Company’s notification procedures. (Details of your entitlement in accordance with the relevant legislation can be obtained from the Human Resources Officer). Subject to the Company’s policy from time to time, the Company will pay you your salary for up to a maximum aggregate period of 10 working days in any period of 12 months. Thereafter any additional payment during sickness absence shall be at the absolute discretion of the Company. It is the Company’s policy not to make any additional payments if you are sick during your notice period.

7.3	If you are absent from work for more than three consecutive working days, you may be required to provide a medical certificate from your doctor to Human Resources. Failure to comply with your obligations under this clause may result in disciplinary action, including dismissal, or deductions from or non-payment of your remuneration. If you are absent from work for a period in excess of one month and you then notify the Company that you are fit to return to work, you agree that the Company may postpone your return until it has received a certificate from a medical advisor nominated by the Company pursuant to paragraph 7.4 below which confirms that you are fit to return to work. You shall not be entitled to receive any payment from the Company (other than statutory sick pay if appropriate) during any period prior to receipt of such certificate by the Company.

7.4	The Company may require you to undergo examinations (including where appropriate, blood and other tests) by a medical adviser appointed or approved by the Company. You agree that the medical adviser may disclose to the Company the results of the examination and discuss with the Company his or her opinion of your ability to properly discharge your duties.

8.	Approaches by Competitors

8.1	If at any time you are invited or approached to take up employment with, or to enter into a business relationship with, a competitor of the Company (or any Associated Company) you will disclose that fact as soon as practicable in writing to the President of the Company (or his designate).

8.2	If at any time you decide to accept an offer of employment or to enter into a business relationship with a competitor of the Company (or any Associated Company) before accepting such an offer you must:

8.2.1	provide the competitor with a copy of your employment contract and these terms and conditions, omitting or obscuring the salary; and

8.2.2	give notice of that fact as soon as reasonably practicable in writing to the person designated by the Company for this purpose.

8.3	In order to protect and maintain a stable workforce, the Company requires that if at any time you become aware that another employee of the Company (or any Associated Company) with whom you have material dealings and who works in the same business unit as you has been invited or approached to take up employment with, or to enter into a business relationship with, a competitor of the Company (or any Associated Company) you must inform the President (or his designate) of this fact as soon as reasonably practicable.

9.	Suspension and Garden Leave

9.1	In circumstances where the Company considers it reasonable (including but not limited to, investigating any disciplinary matter against you) it reserves the right at its sole discretion, to require you to remain at home on paid leave for a period of no more than three months in aggregate or to assign to you such other duties consistent with your abilities in addition to or instead of your duties herein.

9.2	During any period after you or the Company has given notice to terminate your employment or notice not to renew your contract or if you should otherwise seek to leave your employment with the Company, then the Company will at its discretion be under no obligation to assign any duties to you or to provide any work for you, may transfer you to a different product area and/or will be entitled to exclude you from its premises. This will not affect your entitlement to receive your salary (if any).

9.3	During any period of suspension or garden leave under this paragraph 9, you agree that:

9.31	save for routine social contact, you will not contact employees or clients of the Company with whom you have previously dealt while employed by the Company; and

9.3.2	if requested to do so, you must return immediately to the Company any Company property, any Associated Company’s property and any property of its or their clients in accordance with paragraph 10 below.

10.	Termination of Employment

10.1	Notwithstanding anything to the contrary in your employment contract and these terms and conditions, the Company may dismiss you summarily (i.e. without notice) in circumstances where it is entitled to do so at common law, including, but not limited to, substantial breach of any terms of the employment contract and these terms and conditions or the Company’s policies and procedures, wilful refusal or neglect to carry out instructions or duties, dishonesty or other instances of serious misconduct or serious incompetence. You are advised to refer to the Company’s handbook for a non-exhaustive list of the examples which are normally regarded as gross misconduct.

10.2	Upon the termination of your employment (and during any period of suspension or garden leave in accordance with paragraph 9 above), you must return immediately to the Company any Company property, any Associated Company’s property and any property of the Company’s or any Associated Company’s clients, including but not limited to all keys, documents, lists, papers, business cards, credit cards, security and computer passes, mobile telephones, records and computer disks or any other media on which information is held relating to the business of the Company or any Associated Company or their clients together with any copies thereof.

10.3	In the event that you are not, in the opinion of the Company, physically or mentally fit to perform your duties your employment may be terminated upon one month’s notice in writing. Before taking such action the Company will consult with you and obtain a medical opinion if necessary. Without prejudice to the foregoing, if you cannot work or perform your duties because you are ill or injured for six consecutive months in any period of 12 months, the Company may terminate your employment on one month’s notice.

10.4	The notice periods set out above do not apply to retirement. Your employment will terminate automatically on your reaching the age of 55, in the absence of a specific agreement to the contrary.

11.	Grievance, Dismissal and Disciplinary Procedure

11.1	Where any grievance and disciplinary procedure implemented by the Company from time to time exceeds statutory obligations, the procedure is not binding upon the Company and does not form part of your terms and conditions.

11.2	The Company’s current dismissal and disciplinary procedures are set out in the Company Handbook. If the Company determines that you have committed a disciplinary offence, it reserves the right to impose a penalty upon you commensurate with the disciplinary offence committed. If you are dissatisfied with a disciplinary decision to dismiss you, in accordance with the Company’s current dismissal and disciplinary procedures, you should apply in writing to the Head of the Human Resources Department.

11.3

If you have a grievance you should write to the Head of the Human Resources Department in the first instance if you are unable to resolve it informally. The Head of the Human Resources Department will allocate an appropriate person to deal with it. Further details of the process are set out in the grievance procedure which is in the Company Handbook.

12.	Company’s Absolute Discretion and Liquidated Damages

12.1	Where the Company expressly reserves any right at or in its absolute discretion, and whether in your employment contract or in these terms and conditions, you agree and acknowledge that the implied term of mutual trust and confidence (or any other implied term) shall not apply to the exercise of that discretion. For example, in relation to an absolutely discretionary bonus, the Company is entitled to award no bonus if it considers that this would be appropriate.

13.	Undertaking and indemnity

13.1	You represent, undertake and warrant that by the execution and/or the performance of your duties under your employment contract and these terms and conditions, you are not (and will not be) in default under, or in breach of, any agreement (including, but not limited to any agreement requiring you to preserve the confidentiality of any information which is the property of any third party) to which you are a party to or which you may be subject.

13.2	You agree that you will indemnify the Company (or any Associated Company) in respect of any tax liability that the Company (or any Associated Company) may incur to make any payment (including, without limitation, income tax or employee national insurance contributions) as a result of any failure on your part promptly and fully to account to and discharge any liability you may have to any third party. This indemnity will survive the termination of your employment with the Company howsoever caused.

14.	Confidentiality and Non-derogatory Comments

14.1	You shall not at any time during your employment nor after its termination directly or indirectly use, or copy or divulge Confidential Information to the detriment or prejudice of the Company, any Associated Company, or any of its or their clients.

14.2

“Confidential Information” means information of a confidential or secret nature, trade secrets or commercially sensitive information relating to the business or financial affairs of the Company or any Associated Company or any person (whether agents, customers, prospective customers or suppliers) having dealings with the Company or any Associated Company. Confidential Information shall include: details and lists of individuals, customers or counterparties or other organisations with whom the Company or any Associated Company transacted business during your employment (including their requirements, financial standing, the terms of business and any dealings with them), strategic business planning and financial information of the Company or any Associated Company (including results and forecasts of any broking or trading desks, financial instrument transaction systems, details of employees and officers and their remuneration/benefits and the terms of their employment with the Company or any Associated Company), any information concerning telecommunications systems and/or data processing/analysis, (including inventions, developments or improvements, designs, processes, software (including source codes)) or copyright works discovered or used by the Company (or any Associated Company) or their employees and any information which you are told is confidential or which you are aware or ought reasonably be aware has been given to the Company or any Associated Company in confidence by other persons. The foregoing list is not exhaustive.

14.3	You shall not be restrained from disclosing any Confidential Information which you are authorised to disclose in the proper performance of your duties by the Company or which is or comes into the public domain (other than as a result of a breach of your obligations under your employment agreement) or is ordered to be disclosed by a court of competent jurisdiction, a regulatory authority or otherwise required to be disclosed by law.

14.4	During your employment or at any time after its termination, you must not make, publish or otherwise communicate to third parties (both internally and externally) any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company, or any Associated Company, or any of their respective officers or employees and you acknowledge that acting in breach of this provision will harm the business of the Company and/or any Associated Company and constitutes a serious breach of your employment contract.

14.5	The covenants contained in this paragraph 14 shall survive the termination or expiration of your employment.

15	Protection of the Company’s Interests

15.1	Without the written prior consent of the Company and whether alone or with others, directly or indirectly for your own benefit or the benefit of any person or organization you shall not, during the term of your employment, or for a period of twelve (12) months after its termination, offer to employ or enter into partnership, induce or attempt to induce any individual to whom this paragraph applies to leave the employment of or to discontinue the supply of his/her services to the Company or any Associated Company without the Company’s prior written consent (whether or not such action would result in a breach of contract by such individual) nor shall you encourage counsel or procure that individual to do so. This paragraph shall apply to any individual who is an employee or who provides services to the Company or any Associated Company and whom you have managed or with whom you have or have had material and/or regular dealings in the course of your employment during the twelve 12 months prior to the termination of your employment and who is employed by or has provided services to the Company (or an Associated Company) in a senior or managerial capacity or in any technical, IT, sales, marketing, business development role, provided this restriction shall not apply to non-management (clerical or administrative or manual) staff.

15.2	Provided that the Company pays you during such period remuneration equal to your basic salary (pro-rated) as at the date your employment is terminated, without the written prior consent of the Company and whether alone or with others, directly or indirectly for your own benefit or the benefit of any person or organization you shall not during your employment or for a period of six (6) months after its termination:

15.2.1	solicit or entice away any client or counterparty of the Desk (or any desk to which you are moved in accordance with your employment contract) of the Company or any Associated Company (whether a company or an individual) with which or whom you have had material and/or regular dealings in the course of your duties or, where this provision would apply after your employment ends, any time during the twelve (12) months prior to its termination;

15.2.2	in competition with the Restricted Business, seek to procure orders from, deal or carry on business with, or transact business with, any client or counterparty of the Desk (or any desk to which you are moved in accordance with your employment contract) of the Company or any Associated Company (whether a company or an individual) with which or whom you have had material and/or regular dealings in the course of your duties or, where this provision would apply after your employment ends, any time during the twelve (12) months prior to its termination;

15.2.3	engage the services of, render services to or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) any business activity that is in competition with the Restricted Business.

15.3	“Restricted Business” shall mean the business or any part of the business and which in either or both case(s):

15.3.1	is carried on by the Company or any Associated Company at the date of termination of your employment;

15.3.2	was carried on by the Company or any Associated Company at any time during your employment or, where the relevant provision would apply after your employment ends, any time during the twelve months immediately preceding the date of its termination; or

15.3.3	is to your knowledge to be carried out by the Company or any Associated Company at any time during the twelve (12) months immediately following the date of termination of your employment and which you were materially concerned with/worked for or had management responsibility for (or had substantial confidential information regarding) in either case at any time during your employment or, where the relevant provision would apply after your employment ends, any time during the period of twelve (12) months immediately prior to the date of its termination.

15.4	You acknowledge that:

15.4.1	the restrictions set out above are reasonable and necessary for the protection of the legitimate interests of the Company and/or any Associated Company and that, having regard to those interests, these restrictions do not work unreasonably on you;

15.4.2	the restrictions shall apply in relation to all clients and counterparties in respect of whom they are expressed to apply notwithstanding that such clients and counterparties may have been introduced to the Company or any Associated Company by you (or any person under your control) before or during your (or his/her) employment with the Company or any Associated Company any and all of your relationships from time to time with clients of the Company and/or any Associated Company are the property of the Company and/or its Associated Company.

15.5	If the Company transfers all or part of its business to an Associated Company or to a third party (in either case, a “Transferee”) the restrictions contained in this paragraph 15 shall, with effect from the date of your becoming an employee of the Transferee, apply to you as if references to the Company included the Transferee and references to any Associated Company are construed accordingly and as if references to customers or clients or counterparties or suppliers are of the Company and/or Transferee and their respective Associated Companies.

15.6	The obligations imposed on you by paragraph 15 extend to you not only on your own account but also if you act on behalf of any other company, entity or other person and shall apply whether you act directly or indirectly.

15.7	The restrictions entered into by you in paragraphs 15.1 and 15.2 are given to the Company for itself and as trustee for each and any Associated Company. In accordance with the Contracts (Rights of Third Parties) Act 1999, any Associated Company may rely upon and enforce the terms of this paragraph 15 against you.

16.	Inventions and Intellectual Property

16.1	You must disclose to the Company any invention, or improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by you during the continuance of your employment (whether patentable or not and whether or not patent protection has been applied for or granted or registered) which concerns or is applicable to products or services provided by or relating to the business of the Company or any Associated Company or capable of being used or adapted for use therein or in connection therewith (“Intellectual Property”) made or discovered in the course of your employment and shall belong to and be the absolute property of the Company or any such Associated Company as the Company may direct (to the extent permitted by law).

16.2	To the extent that such Intellectual Property has not vested or does not vest in the Company by operation of law, you hereby irrevocably assign to the Company, including by way of future assignment, with full title guarantee, absolutely and free from all encumbrances, all your rights, title and interest in any and all intellectual property rights, in, or relating to the Intellectual Property together with all accrued rights of action in respect of any infringement of any such intellectual property rights.

16.3	You shall at all times whether during your employment or after its termination:

16.3.1	supply all such information and give such assistance as is necessary in the opinion of the Company (or any Associated Company) to enable it or them to exploit the Intellectual Property to the best advantage; and

16.3.2	execute all such documents and take all such steps required for vesting the Intellectual Property rights in the Company or any such Associated Company or in such other person as the Company may specify.

17.	Data Protection and Monitoring

17.1	You consent to the Company or any Associated Company holding and processing both electronically and manually, the data (including personal sensitive data and information contained in e-mail and e-mail attachments) it collects, stores and/or processes, which relates to you for the purposes of the administration and management of its business. You also agree to the Company or any Associated Company forwarding this data to other offices it may have which may be outside the European Economic Area for storage, processing, or administrative purposes and you consent to the Company or any Associated Company disclosing your personal data to third parties where such disclosure is for the legitimate business purposes of the Company or any Associated Company.

17.2	To ensure regulatory compliance and for the protection of its workers, clients/customers and business, the Company reserves the right to use surveillance equipment and to monitor, intercept, review and access your telephone log, internet usage, voicemail, e-mail and other communication facilities provided by the Company which you may use during your employment. The Company will use this right of access reasonably but it is important that you are aware that all communications and activities on our equipment or premises cannot be presumed to be private.

17.3	The Company does not permit employees to covertly tape or record electronically by any means any individual with whom they interact in the course of their duties. Any employee who does so (without the Company’s authority) in breach of this clause will be subject to disciplinary action and the Company will regard their actions as gross misconduct. You accept that as any covert recording will be in breach of the Data Protection Act 1998 and as such obtained illegally such evidence will not be admissible in any court proceedings.

18.	Entire Agreement

18.1	These terms and conditions together with the employment contract represent the entire agreement between the parties with respect to your employment. Each party confirms that it has not relied upon any information, representations or warranties not expressly contained herein.

18.2	The employment contract and these terms and conditions may not be amended, supplemented or modified except by written agreement executed by you and the Company.

18.3	No provision of the employment contract and these terms and conditions will be waived or deemed to be waived, unless such waiver is in writing signed by the waiving party. No such waiver shall be a waiver, or deemed to be a waiver, of any other or further obligation or liability of the party or parties in whose favour the waiver was given.

18.4	You agree that the Company may assign this contract to a creditworthy Associated Company in whole or in part and that if the Company shall choose to do so, you shall have no claim against the Company in connection with such assignment.

These terms and conditions and the employment contract to which they are attached and of which they form part are in substitution of any previous contract of employment with the Company or any Associated Company, such that any such previous document shall be of no legal force or effect from the date of the employment contract.

/s/ Sean Windeatt	21/2/05
Sean Windeatt	DATE